Exhibit No. 99.1

FOR IMMEDIATE RELEASE

Contact: Kenneth L. Hignett

Executive Vice President, Chief Financial Officer and Secretary

(216) 359-9000

MORGAN’S FOODS, INC. TERMINATES “POISON PILL” PLAN

Cleveland, Ohio (July 9, 2013) -- Morgan’s Foods, Inc. (OTC:MRFD) today said it had formally amended the Company’s Amended and Restated Shareholder Rights Agreement (the “Rights Plan”) to accelerate the final expiration date to July 8, 2013 of the associated purchase rights issued under the Rights Plan. This amendment effectively terminates the Rights Plan, typically referred to as a “poison pill.” Terminating the Rights Plan was approved by the Company’s shareholders at its 2013 Annual Meeting on July 2, 2013 by approximately 98% of the shareholders voting on the proposal, following which the Board acted to terminate the plan. Under the terms of the amendment, the purchase rights expired at the close of business on July 8, 2013, rather than on April 7, 2014 as in the Rights Plan prior to the amendment. James J. Liguori, Interim Chief Executive Officer, commented, “The Board decision to recommend termination of the plan to the shareholders reflects the Board’s commitment to strong shareholder corporate governance practices.”

Morgan’s Foods, Inc. operates 57 KFC restaurants, 4 Taco Bell restaurants, 9 KFC/Taco Bell "2n1's" and 3 Taco Bell/Pizza Hut Express “2n1’s”.